Exhibit 10.10

Equity Transfer Agreement

This Agreement is made and entered into by and between the following Parties on the 31 day of August 2024:

Transferee of Equity (Party A): NextGen Exchange Group Inc. (currently undergoing a name change to EGAIOS INC.)

Address: P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands

Transferor of Equity (Party B): Powermers Smart Industries, Inc.

Address: Suite 1107, 110 E 25th Street, New York, NY 10010 USA

Target Company 1：Interstellar Chain Group Inc., a Korean corporation.

Target Company 2：Beijing Giga Energy Co., Ltd.

Considering:

1) Party B holds 74.931% of the equity in Target Company 1 and intends to transfer its equity in Target Company 1 to Party A.

2) Tianjin Quantum Carbon Chain Technology Co., Ltd, a company under Party A’s actual control (holding 92% equity), holds 100% of the equity in Target Company 2. Target Company 2 has obtained the exclusive franchise rights for the China CIC Public Chain’s Transportation Carbon Chain (50 years of operation rights + 5 years of construction rights). The bidding documents and related materials can be found in Attachment 1.

3）Target Company 1 holds 100% of the equity in Beijing Seven Stars Giga Technology Service Ltd (WFOE), which in turn holds 100% of the equity in Fujian GCN IoT Ltd and Baoji Space Tomorrow Information Technology Ltd. Fujian GCN IoT Ltd holds 100% of the equity in Fujian Oxylus Space Ocean Starlink Group Ltd. Due to the local government’s insufficient tax capacity, which impedes the issuance of invoices to support the business, Party B’s overall strategic consideration for rapid business development cannot be met. Therefore, it is necessary to migrate the legal structure of Target Company 1 out of Party B’s structure. New companies wholly owned by Party B have already been established in Anqing, Anhui, and in the Daxing Airport Economic Zone in Langfang, Hebei. All clients of the original Target Company 1, including but not limited to Guokai Metal, will also be transferred to the new companies.

The two Parties, through mutual consultation and in accordance with relevant laws and regulations, have reached the following Agreement regarding the aforementioned equity transfer:

1.	Transfer of Target Equity and Transfer Price

1.1.	Both Parties agree that Party B will transfer 74.931% of the equity in Target Company 1 (hereinafter referred to as the “Target Equity”) to Party A in accordance with the laws of the Republic of Korea. After the transfer, Party A will hold 74.931% of the equity in Target Company 1.

1.2.	Party A and the company designated by Party B shall complete the transfer of 92% of the controlling interest in Beijing Giga Energy Co., Ltd. by having the designated company of Party B hold it through the signing of a nominee Agreement (the “Retransferred Assets”). Party A will undertake to assist Party B in forming a new Korean entity in the same form as Target Company 1 to receive the above referenced controlling interest. As such, the net transfer between Party A and Party B, following the above transfer back to Party B, shall only include assets not material to Party B’s business plan.

1.3.	As consideration for the foregoing transactions, Party A commits to bringing the following business resources and benefits to Party B:

1.3.1.	Party A commits to providing Party B with 55 years of operational rights for the Transportation Carbon Chain.

1.3.2.	Party A commits to transferring to Party B the ownership of all Transportation Carbon Credit AI and related computing technologies under its control, including production supply chains, vehicles, and roads, but excluding the green supply chain.

1.3.3.	Party A commits to providing Party B with access to all existing Transportation Carbon Chain industry partner resources held by Party A and its affiliated companies, including but not limited to the National New Energy Vehicle Technology Innovation Center.

1.3.4.	Party A agrees that all existing commodity trading business resources of Target Company 1 (including Guokai Metal and others) will be fully transferred back to Party B starting from the date hereof. Additionally, Party A commits to introducing more commodity trading partnership resources to Party B.

1.3.5.	Party A agrees that other ongoing projects of Target Company 2, including but not limited to: ① Establishing a Carbon Footprint Management System; and ② Constructing the CIC Carbon Chain “National Sovereign Public Chain Carbon Chain,” will all remain within Target Company 2. Detailed project descriptions can be found in Attachment 2.

1.4.	Within ten (10) business days after the signing of this Agreement, Party B shall transfer the Target Equity to Party A and complete the corresponding company registration changes.

2.	Representations and Warranties Regarding the Target Company

Party B and/or Target Company 1 and Target Company 2 each commit to Party A on the closing date that:

2.1.	Target Company 1 and Target Company 2 are each legally established and validly existing companies, possessing all the rights necessary to conduct their respective businesses.

2.2.	Neither Target Company 1 nor Target Company 2 is subject to any of the following circumstances:

2.2.1.	The existence of, or potential risk of, dissolution or inability to operate normally in accordance with any applicable laws.

2.2.2.	Any applicable laws, court judgments, government orders, national policies, or the company charters of the Target Companies that would prohibit the transfer of the Target Equity to Party B.

2.3.	The signing, submission, and performance of this Agreement by Target Company 1 and Target Company 2, or their respective subsidiary Agreements under this Agreement, will not conflict with or violate any of the following, nor will it constitute a breach or violation of any of the following: The articles of association or other organizational documents of the Target Companies; Any documents or Agreements to which the Target Companies are a Party or by which they are bound; Any laws or any judgments, orders, rulings, or decrees issued by any government authority that has jurisdiction over the Target Companies or any of their assets, or over Party A or any of Party A’s assets.

2.4.	Target Company 1 and Target Company 2 have fully disclosed all their documents, materials, and information to Party B. All documents, materials, and information provided in connection with this Agreement are true, accurate, and valid, with no known or reasonably should-have-known facts or legal obstacles that have not been disclosed to Party B, which could affect the signing of this Agreement.

3.	Representations and Warranties of Party A

Party A, on the closing date, commits to Party B and Target Company 1 and Target Company 2 as follows:

3.1.	Party A is a company legally established and validly existing, possessing full civil capacity to execute and perform this Agreement.

3.2.	Party A represents and warrants that it legally holds the Target Equity and has full disposal rights over the Target Equity. Party A has not created any pledge or any other encumbrance on the Target Equity and has the legal right to transfer the Target Equity to Party B. If this is not the case, Party B shall have the right to unilaterally terminate this Agreement by providing written notice.

3.3.	The signing, submission, and performance of this Agreement by Party A will not conflict with or violate any of the following, nor will it constitute a breach or violation of any of the following: Any documents or Agreements to which Party A is a Party or by which Party A is bound; Any laws, or any judgments, orders, rulings, or decrees issued by any government authority that has jurisdiction over Party A or any of Party A’s assets.

3.4.	No valuation of Target Company 1 has been used by Party A that includes the Re-transferred assets in the valuation process.

4.	Representations and Warranties of Party B

On the signing date and the closing date, Party B commits to the Target Companies as follows:

4.1.	Party B is a company legally established and validly existing under the laws of the State of Delaware, USA. Party B possesses full civil capacity to execute and perform this Agreement.

4.2.	In fulfilling its obligations under this Agreement, Party B does not require any additional consent, order, filing, permit, notice, declaration, or registration from any other competent authority or third Party, except for the approvals already specified in this Agreement.

4.3.	Party B has the right to sell the Target Equity. Except for the conditions specified in this Agreement, the transfer of the Target Equity by Party B to Party A, the signing and submission of related documents, and the fulfillment of its obligations under this Agreement do not require any additional consent, order, filing, permit, notice, declaration, or registration from any other competent authority or third Party.

4.4.	The signing and performance of this Agreement by Party B will not conflict with or violate any of the following, nor will it constitute a breach or violation of any of the following: Any documents or Agreements to which Party B is a Party or by which Party B is bound;Any laws, or any judgments, orders, rulings, or decrees issued by any government authority that has jurisdiction over Party B, its assets, or over Party A and any of Party A’s assets.

5.	Costs and Taxes

5.1.	Each Party shall bear its own tax liabilities (including but not limited to all transaction taxes, stamp duties, and income taxes) and costs (including but not limited to legal fees, consultancy fees, and registration fees) arising from the signing, submission, and performance of this Agreement and its respective obligations under this Agreement, in accordance with the laws applicable to each Party. Each Party is also responsible for completing its own tax filings related to this Agreement.

6.	Termination

6.1.	This Agreement may be terminated upon the written consent of all Parties.

6.2.	If any court of competent jurisdiction or government authority issues a final, non-appealable injunction prohibiting the transaction contemplated by this Agreement, the Party receiving such an injunction may terminate this Agreement by providing written notice to the other Parties.

6.3.	Effect of Termination: If this Agreement is terminated, except for any liability for breach of contract as stipulated in this Agreement, each Party shall use commercially reasonable efforts to restore itself and the other Parties to their original positions (excluding confidentiality obligations) as they were prior to the signing of this Agreement. Additionally, each Party shall reasonably return to the other Parties all documents, materials, and other items related to the transaction contemplated by this Agreement, whether obtained before or after the signing of this Agreement.

7.	Breach of Contract

7.1.	After the signing of this Agreement, if any representation or warranty made by any Party under this Agreement is found to be untrue, incorrect, or misleading, or if that Party fails to perform its obligations as stipulated in this Agreement and does not correct or remedy such failure within ten (10) days after receiving written notice from any other Party, this shall constitute a breach of this Agreement (such Party being the “Defaulting Party”). The Defaulting Party shall be liable to the Non-Defaulting Party for all losses incurred as a result (including but not limited to lost expected profits, legal fees, travel expenses, preservation fees, appraisal fees, auction fees, enforcement fees, investigation and evidence-gathering fees, notarial fees, certification fees, and any other reasonable and necessary expenses, as well as liabilities incurred to third Parties due to the breach).

7.2.	The rights and remedies provided in this Agreement are cumulative and do not exclude any other rights or remedies provided by law.

7.3.	If a Party or its representative becomes aware through investigation or any other means that the representations and warranties of the other Party are untrue, inaccurate, or incomplete and does not pursue action, or if a Party waives certain conditions precedent, this does not result in the non- defaulting Party losing any rights to seek recourse against the defaulting Party. Failure to exercise or delay in exercising any rights or remedies under this Agreement does not constitute a waiver; partial exercise of rights or remedies does not preclude the exercise of other rights or remedies.

8.	Force Majeure

8.1.	Force Majeure: Refers to events that are unforeseeable, unavoidable, and insurmountable, including but not limited to natural disasters, epidemics, strikes, riots, civil disturbances, wars, and changes in applicable laws and policies (including those in the respective countries or regions of the Parties and China) and their application. The Parties agree that if there are retroactive changes in applicable laws and policies, such changes shall also be considered as force majeure.

8.2.	If any Party is unable to perform or fully perform this Agreement due to force majeure, that Party shall immediately notify the other Parties in writing of such circumstances. Within 7 business days from the occurrence of such circumstances, or within 7 business days from the restoration of communication (whichever is later), the affected Party shall provide a detailed written explanation of the situation and valid proof of the reasons for the inability to perform, partial non-performance, or the need for a delay in performance of this Agreement. Based on the extent to which the event impacts the performance of this Agreement, the Parties shall negotiate to decide whether to terminate the Agreement, partially excuse the performance of the Agreement, or delay the performance of the Agreement.

9.	Confidentiality

9.1.	Each Party shall keep strictly confidential the following information obtained as a result of signing and performing this Agreement, which constitutes confidential information:（1）The terms that make up the complete provisions of this Agreement;（2）The negotiations related to this Agreement;（3）The Target Equity of this Agreement;（4）The trade secrets of each Party.

9.2.	Only under the following circumstances may any Party disclose confidential information; otherwise, no Party shall disclose confidential information in any manner under any conditions:

9.2.1.	Disclosure to the Party’s employees, directors, or professional advisors who are working on the entrusted matters and are bound by the same confidentiality obligations;

9.2.2.	Information that has become known to the public not due to the fault of the disclosing Party;

9.2.3.	Information that is proven by written evidence to have already been in the possession of the other Party at the time of disclosure;

9.2.4.	Information that is proven by written evidence to have been disclosed to the recipient by a third Party who is not bound by confidentiality obligations and has the right to make such disclosure;

9.2.5.	Disclosure required by the laws in effect at the time, or disclosure required by a stock exchange or government regulatory authority.

9.3.	This clause shall not terminate upon the termination or rescission of this Agreement. Each Party shall continue to fulfill its confidentiality obligations as committed, until either the other Parties agree in writing to release such obligations, or it is established that no harm of any kind will result to the other Parties from a breach of this clause.

10.	Amendment and Termination

10.1.	Unless otherwise provided in this Agreement, any modification, addition, or deletion to the content of this Agreement must be made in writing and agreed upon by all Parties.

10.2.	If modifications to this Agreement are required due to the laws of the jurisdiction to which Party B or Party A belongs, the Parties shall, within the scope that does not affect the purpose of the Agreement, act in good faith and make their best efforts to cooperate in amending this Agreement.

10.3.	Unless otherwise provided in this Agreement, this Agreement may be terminated by mutual Agreement of all Parties.

11.	Notices and Delivery

11.1.	Unless otherwise provided in this Agreement, any notice or written communication required to be given by one Party to the other under this Agreement shall be delivered by hand, registered mail, or express courier (or equivalent international mail service). All notices and written communications shall be sent to the address specified in Attachment 4 of this Agreement, until a written notice of address change is provided to the other Party in accordance with this Agreement.

11.2.	If any Party changes its address or other contact information, it shall notify the other Party in writing in advance.

12.	Governing Law and Dispute Resolution

12.1.	This Agreement, and all claims, controversies and disputes hereunder, shall be governed by, interpreted, and enforced in accordance with the laws of the State of New York, USA, without regard to conflicts of laws principals.

12.2.	Any dispute arising out of or in connection with this Agreement shall be adjudicated in Federal Court located in the City, County and State of New York (i.e., the Southern District of New York). Neither party shall make any claim of inconvenient forum or any other such argument to avoid such jurisdiction.

13.	Miscellaneous

13.1.	This Agreement is written in Chinese for convenience, however only the English version shall control in the event of any contradiction between the two versions.

13.2.	Any amendments to this Agreement and its attachments must be made in writing and signed by all Parties to be effective.。

13.3.	Attachments established in accordance with the principles stipulated in this Agreement are an integral part of this Agreement and have the same legal effect as the other parts of this Agreement.

13.4.	Any oral or written commitments, understandings, arrangements, or Agreements reached by the Parties before the signing of this Agreement that are inconsistent with this Agreement shall be superseded by this Agreement. After the signing of this Agreement, the Parties may, by mutual Agreement, enter into supplementary Agreements, which shall have the same legal effect as this Agreement.

13.5.	In the event of any conflict between this Agreement and any other Agreements or documents previously entered into by the Parties concerning this transaction, this Agreement shall prevail. Any additional legal documents signed or information provided as required by the company registration authority shall be solely for the purpose of and limited to completing the company registration process. The Parties hereby solemnly declare that at all times, they acknowledge that only this Agreement reflects their true intentions..

13.6.	If, for any reason, any provision of this Agreement is deemed invalid or unenforceable, the validity and performance of the other provisions shall not be affected. If any rights under this Agreement and its attachments cannot be realized due to relevant laws and regulations, the Parties shall use their best efforts to seek an alternative solution that is in compliance with the relevant laws and regulations and that enables the realization of such rights.

13.7.	Unless otherwise provided in this Agreement, in the event of a breach or negligence by either Party, any delay or failure by the other Party to exercise any of its rights, powers, or remedies against the breaching Party shall not impair any of such rights, powers, or remedies, nor shall it be construed as a waiver of any right to seek redress for such breach or negligence, or as consent, or as a waiver of the right to seek redress for any subsequent similar breach or negligence.

13.8.	This Agreement shall take effect upon being stamped or signed by all Parties.

13.9.	The titles and subtitles of this Agreement are provided solely for ease of reference and identification, and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any of its provisions in any way.

13.10.	This Agreement is executed in four (4) originals, with each Party holding one (1) original. All originals are equally authentic and have the same legal effect.

13.11.	The term “above” as used in this Agreement includes the stated number.

(End of Document)

(Page intentionally left blank. This is the signature page for the “Equity Transfer Agreement.”)

Party A: NextGen Exchange Group Inc.

Seal:

Party B: Powermers Smart Industries, Inc.
Signature:

Target Company 1: Interstellar Chain Group Inc.

Signature:

Target Company 2: Beijing Giga Energy Co., Ltd.

Seal: